Exhibit (c)(1)

PRELIMINARY DRAFT—CONFIDENTIAL

Materials Prepared for Discussion

November 23, 2002

Table of Contents

I.	Situation Update

II.	Market and Industry Overview

III.	Preliminary Valuation Considerations

	A.	Company Overview

	B.	Market Performance and Trading

	C.	Financial Performance—Historical and Projected

	D.	Preliminary Valuation Summary

	E.	Preliminary Valuation Detail

IV.	Alternatives and Considerations

V.	Defense Posture

VI.	Third Party Interest

Introduction

The Board of Directors’ response to the proposal presented on November 11 (the “Proposal”) will be shaped by various considerations:

•                    Value offered in Proposal presented

•                    $21.00 cash per share

•                    Intrinsic value of CoorsTek as a standalone entity

•                     Market conditions

•                     Business conditions

•                    Process and circumstance surrounding the Proposal

•                     Timing of Proposal

•                     Identity of proposed acquiror

•                     Certainty of Proposal

•                    Ability of Board to conclude an alternative transaction or remain independent

•                     Ability of Affiliate to preclude alternatives

•                    Potential interest of alternative partners

Banc of America Securities (“BAS”) has prepared this material toassist the Board in its deliberations

I.                     Situation Update

Situation Update

STOCK PRICE PERFORMANCE VS. LAST CLOSE AND SOX

Terms of Offer

Presented:	November 11, 2002
Proposal:	$21 per share in cash
Acquiror:	Keystone Holdings LLC
Aggregate Ownership(b):	Approximately 29%
Deadline:	November 26, 2002
Financing:	$200 mm commitment from Wells Fargo

PRICE VOLUME GRAPH (a)

                        BAS Review to Date

•                                       BAS retained to represent Board

•                                       Initial due diligence undertaken

•                                       Preliminary views presented November 16

•                                       Preliminary valuation and analysis completed, subject to revision

Source:  FactSet Research Systems, Inc. as of November 19, 2002.

(a) Market adjusted price reflects percent change in SOX index.

(b) 13D filed November 11, 2002 indicates 31.5% ownership.

II.                   Market and Industry Overview

Semiconductor End Market Overview

The semiconductor industry is looking for an end to the protracted downturn

•                                 A significant decline in end market demand has created a scenario where demand is lower following an inventory correction, the first time in the 40 year history of the industry

•                                 End markets remain weak for device manufacturers  and expectations call for a slow, protracted recovery

•                    The Semiconductor Industry Association recently lowered the expected growth rate for 2003 to 19.8% from 23%

•                    BAS and IDC both predict that the growth rate for 2003 will be approximately 9%

•                                 Consumer and corporate demand will ultimately be the drivers for both the end markets and the semiconductor industry

Longer Term Issues:

•                                 While analysts are expecting a cyclical recovery over the next two years, they have begun to question if the sector is transitioning to a cyclical industry rather than cyclical growth

•                               “We believe that compound annual growth rates in the range of 8-10% will be the norm going forward over the longer term.”
Jerry Sanders, Chairman of AMD, 11/6/02

WORLDWIDE SEMICONDUCTOR UNIT SHIPMENTS

WORLDWIDE SEMICONDUCTOR INDUSTRY GROWTH RATES

Semiconductor End Market Overview

Decelerating growth rates

•                     Over the last 26 years, the semiconductor device industry has exhibited a compound annual growth rate (CAGR) of 15%

•                     The 1995-2000 peak-to-peak comparison demonstrates evidence of slowing with a 5-year CAGR of 7%

•                     As long-term growth rates slow, the semiconductor industry will likely experience P/E multiple compression

Revenue
Peak - Peak	CAGR
1959 - 2000 (41 Years)	17%
1974 - 2000 (26 Years)	15%
1984 - 2000 (16 Years)	14%
1995 - 2000 (5 Years)	7%
1996 - 2001(a) (5 Years)	1%
2000 - 2005 (5 Years)	1%

($ in billions)

GROWTH RATES OF MAJOR SEMI PRODUCT GROUPS

Major Product Groups	1995	2000	2005E	5 Year CAGR 1995 - 2000	5 Year CAGR 2000 - 2005E	10 Year CAGR 1995 - 2005E

Discrete and Optoelectronics	$18.3	$27.4	$29.1	8.4%	1.2%	4.7%
Analog	16.6	30.5	38.5	12.9%	4.8%	8.8%
MPU	14.3	31.8	33.9	17.3%	1.3%	9.0%
MCU	10.7	12.2	13.9	2.7%	2.6%	2.7%
DSP	NA	6.1	9.1	NA	NA	NA
Standard Cell / Gate Array	8.5	12.1	11.0	7.3%	(1.9)%	2.6%
FPLD	1.6	5.5	4.6	28.0%	(3.5)%	11.1%
DRAM	40.8	28.9	21.9	(6.7)%	(5.4)%	(6.0)%
SRAM	6.1	6.5	4.7	1.3%	(6.3)%	(2.6)%
Flash EEPROM	1.9	10.6	12.2	41.0%	2.9%	20.4%

Total Semiconductor	$118.8	$171.6	$178.9	12.5%	(0.5)%	5.6%

Source: BAS estimates and SIA information.

(a)   Trough - Trough.

Semiconductor Capital Spending

Capital spending will remain under pressure until the semiconductor sector rebounds

•                                 The explosive growth of profitability in the chip business during the 1990s enabled accelerated investment in next generation manufacturing technology, peaking in 2000

•                                 Recent capital spending cuts by semiconductor companies may be indicative of an expected decrease in their growth rates going forward

($ in billions)

RATIO OF CAPITAL SPENDING TO SEMICONDUCTOR REVENUES

•                                 Several research analysts have pointed to overly aggressive capital spending levels as a cause for a “depreciation overhang” for semiconductor companies that has eroded their gross margins

•                                 If semiconductor companies choose to “rightsize” this overhang, semiconductor capital equipment companies may face a pushout in the spending recovery

SEMICONDUCTOR DEPRECIATION AS A PERCENTAGE OF REVENUES(a)

(a)   Companies included: ADI, AMD, ATML, CY, IDTI, Hynix, IFX, INTC, LSI, MCHP, MU, NSM, PHG, Samsung, STM, TSM, TXN, UMC.

Source: BAS estimates, Wall Street research.

Semiconductor Capital Equipment Overview

Duration and severity of current downturn still unclear

•                                Though it is clear that spending in the semiconductor capital equipment sector is cyclically down, the duration and severity of the downturn is still unclear

•                                Manufacturing overcapacity combined with a lack of demand have caused an extended downturn

•                                Capital equipment spending cycles have become more volatile in recent years

•                                There are still no clear signs as to when the semiconductor capital equipment space will begin to recover from this most recent cyclical downturn

SEMI CAPITAL EQUIPMENT SPENDING PERCENTAGE CHANGE

($ in billions)

SEMI-CAP EQUIPMENT SPENDING GROWTH - ROLLING  5 YEAR CAGR

Source: BAS estimates, SIA.

Contract Manufacturing Overview

Semiconductor equipment outsourcing may mimic EMS growth trends

•                                 The EMS industry has evolved from a small group of niche suppliers into a market with over $120 billion in revenues

•                                 The semiconductor capital equipment market is in a position similar to that of electronics manufacturers in the early 1990s, where capital-intensive operations are being targeted for outsourcing

•                                 These trends are favorable for CoorsTek as a number of the largest players in the semiconductor capital equipment sector have moved towards outsourcing more of their component manufacturing and assembly processes

•                                 Constrained capital markets and cost-cutting initiatives at capital equipment companies may accelerate these outsourcing initiatives and drive growth rates similar to those of the EMS sector in the early to mid 1990s

•                                 Despite slowing end market growth, EMS companies have increased their share of OEM COGS, a trend that could provide growth for CoorsTek in the semiconductor equipment sector

($ in billions)

CONTRACT MANUFACTURING INDUSTRY REVENUES

($ in billions)

CONTRACT MANUFACTURERS SHARE OF WORLDWIDE ELECTRONICS MARKET

Source: BAS estimates, Technology Forecasters.

III.                  Preliminary Valuation Considerations

A.                    Company Overview

CoorsTek Positioning

Scale and increased market share position CoorsTek well for the next ramp

Advanced Materials

•                    Largest U.S. supplier to the technical ceramics market

•                     Diverse applications for ceramics and plastics provides entrée into new business opportunities for other business segments

•                    Strong cash flow characteristics and diverse customer base act as a damper to the volatile cyclicality of the semiconductor businesses, but overall market growth tends to track GDP

Semiconductor Components & Assembly

•                    The outsourcing trend by semiconductor equipment companies represents a significant growth opportunity

•                     The current market environment should accelerate the trend

•                     Companies have reduced their manufacturing capabilities and will increasingly be using outsourced manufacturing for the next business ramp

•                     Provides OEM’s with a lean manufacturing model and faster time to market

•                    CoorsTek’s vertically integrated manufacturing approach encompasses all phases of product development and manufacturing.

•                     Provide customers reduced time to market and additional manufacturing efficiencies

•                     Strong worldwide manufacturing network to support diverse customer base.

•                    CoorsTek possesses key qualities that OEM’s look for in a manufacturing partner

•                     Critical mass, breadth of materials and breadth of services

•                     Emerging as the partner of choice for leading suppliers; proven traction with key customers

•                    Fragmented market which is expected to consolidate and become more competitive

B.                    Market Performance and Trading

CoorsTek Stock Price Performance

Since spin-off from ACX Technologies (as of 11/11/02)

Source:  FactSet Research Systems, Inc. as of November 11, 2002.

Analysis of CoorsTek Shares Traded

Between 11/1/01 and 11/11/02

Volume Traded at Various Prices

Cumulative Volume Traded

Source:  Factset Research Systems, Inc. as of November 11, 2002.
The Histogram report is based on the average high and low prices for current day, not the closing price.

Relative Stock Performance

CoorsTek stock has performed in line with the SOX and its peers

Source:  Factset Research Systems, Inc. as of November 11, 2002.
(a)  Advanced Material Peers include CRDN, Kyocera, MG Technologies, Morgan Crucible, Saint Gobain.
(b)  Semi-Cap Equipment Peers include AEIS, ASYT, BRKS, ENTG, HELX, MKSI, MYK.
(c)  EMS Peers include BHE, CLS, FLEX, JBL, MERX, MSV, PMTR, SANM, SLR, TTMI.

Analyst Commentary Prior to Proposal

($ in millions except per share values)

Last Update	Price @ Date of Report	Firm	Rating	Target Price	Revenue		EPS
					CY 02P	CY 03P	CY 02P	CY 03P
10/30/02	$14.40	CIBC World Markets	Sector Performer	$30.00	$351.5	$364.4	$(0.69)	$(0.11)
10/30/02	14.40	Friedman, Billings, Ramsey	Market Perform	NA	353.9	381.0	(0.73)	(0.30)
10/30/02	14.40	Investec	Buy	NA	352.0	420.0	(0.72)	0.55
10/30/02	14.40	Needham	Hold	NA	350.3	355.0	(0.76)	(0.46)
10/30/02	14.40	Wells Fargo	Sell	NA	351.5	460.0	(0.75)	0.91
10/29/02	14.46	Banc of America Securities	Buy	25.00	352.0	359.0	(0.81)	(0.15)
10/29/02	14.46	Bear Stearns	Peer Perform	NA	351.5	400.6	(0.74)	1.05
			First Call Consensus		$351.8	$391.4	$(0.74)	$0.21

Report Date	Firm	Recent Research Commentary
10/30/02	CIBC World Markets Ali Irani

CoorsTek’s sequential revenue growth of 10% and return to profitability, clearly outperformed its peer component vendors during 3Q, demonstrating the superior growth and leverage in its semiconductor sub-assembly and component business, and further strength from its advanced materials business—in which its contract with InVision Systems (airport bomb detection equipment) has provided a nice buffer to overhead absorption. Generally speaking we believe that while CoorsTek’s outsourcer business model is lower margin franchise than most others in our universe, it also benefits from superior long-term growth fundamentals which together with diversification of end-markets (advanced materials sales) have allowed the company to exhibit lesser top-line volatility and outperform broader semiconductor cap-ex.

10/30/02	Needham Robert Stern

We are maintaining our Hold rating on CoorsTek. The company expects the semiconductor business to trend down in the fourth quarter by 20% to 25%. This is in the range that we have seen for major subsystems suppliers. While CoorsTek is not primarily a subsystems supplier it has, in our view, a similar exposure in terms of customers and revenue mechanism. While we believe that CoorsTek may not have some of the inventory issues as the subsystems suppliers its should have some of the same SAB 101 related revenue effects. CoorsTek is seeing that the semiconductor components business is holding up a bit better than the semiconductor assembly business because of spares pull through at the end user level.

10/29/02	Banc of America Securities Mark Fitzgerald

We maintain our Buy recommendation. We have a 12-month target price of $25 assuming roughly 2x tangible book value, now $13.47. We remain optimistic about the potential of the assembly business. It is clearly getting more competitive. Solectron won the Asyst Technology outsourcing contract this quarter. But, CoorsTek is chasing 39 programs, an increase from the 36 in the last quarter. Our strategy is to only model these as the company wins the contracts.

10/29/02	Bear Stearns Robert Maire

We believe that the company is well positioned to leverage the upcycle as the industry returns to growth. CoorsTek also plays into the telecommunications, electronics, automotive, medical and other markets which help diminish the industry’s typical cyclical patterns. The semiconductor equipment industry also provides a large potential for growth as the industry recovers from the downturn and we think that the trend towards outsourcing will be stronger than that of the overall equipment recovery. The fast lead-times necessary during an upturn will likely work to CoorsTek’s advantage as the company has the infrastructure in place to potentially double its run rates.

As of November 11, 2002.

NTM Revenue and EBITDA Multiples from Selected Research

STOCK PRICE

NTM EBITDA MUTLIPLE (a)

NTM REVENUE MULTIPLE (a)

AVERAGE MULTIPLES (a)

	Aggregate Value /		Aggregate Value /
	Revenue		EBITDA
3 Months	0.60	x	7.6	x
6 Months	0.77		9.2
9 Months	0.93		11.0
12 Months	1.03		12.1
18 Months	1.07		13.3

(a)   NTM Revenue and EBITDA based on average of estimates from BAS, CIBC and Robertson Stephens (through July 2002).

Multiples Analysis

NTM REVENUE MULTIPLE

PRICE TO BOOK MULTIPLE

LTM REVENUE MULTIPLE

LTM EBITDA MULTIPLE

(a)   CoorsTek average multiples excludes data after 11/11/02—date of proposal.

Stock Price Correlation Analysis

•                    Given the high correlation in stock price performance for a number of semi-capital equipment companies and CoorsTek, the average 12 month target price targets for these companies are a useful proxy for CoorsTek’s target price

Correlation to Semi-Cap Companies

Mykrolis	0.905
Advanced Energy Industries	0.831
Applied Materials	0.764
Helix Technology	0.755
MKS Instruments	0.748
Brooks-PRI Automation	0.691
Asyst Technologies	0.628
Entegris	0.527

AEIS

Research	Date	Price	Target
Lehman Bros.	10/30/02	$11.90	$23.00
Barrington	10/21/02	9.03	NA
CIBC	10/18/02	8.73	20.00
Needham	10/18/02	8.73	NA
AH&H	10/18/02	8.73	22.00
MSDW	10/18/02	8.73	NA
Merrill Lynch	10/18/02	8.73	NA
BAS	10/17/02	7.70	NA
Bear Stearns	10/17/02	7.70	NA
Average:			$21.67
Price (as of 11/11/02):			11.82
Implied Growth:			83.3%

CoorsTek Price (as of 11/11/02)			$15.42

Implied CoorsTek Price:			$28.27

HELX

Research	Date	Price	Target
CIBC	10/22/02	$10.16	NA
MSDW	10/21/02	10.59	$11.00
Needham	10/21/02	10.59	16.00
AH&H	10/18/02	9.94	20.00

Average:			$15.67
Price (as of 11/11/02):			9.28
Implied Growth:			68.8%
CoorsTek Price (as of 11/11/02)			$15.42
Implied CoorsTek Price:			$26.03

AMAT

Research	Date	Price	Target
AH&H	11/14/02	$15.76	$18.00
CIBC	11/14/02	15.76	20.00
JP Morgan	11/14/02	15.76	11.00
Needham	11/14/02	15.76	16.00
Prudential	11/14/02	15.76	21.00
Soundview	11/14/02	15.76	20.00
UBS Warburg	11/14/02	15.76	15.00
USBPJ	11/14/02	15.76	16.00
BAS	11/13/02	14.70	19.00
Average:			$17.33
Price (as of 11/11/02):			14.57
Implied Growth:			19.0%

CoorsTek Price (as of 11/11/02)			$15.42

Implied CoorsTek Price:			$18.34

MKSI

Research	Date	Price	Target
BAS	11/14/02	$14.06	NA
AH&H	10/17/02	8.98	$21.00
CIBC	10/17/02	8.98	25.00
Lehman Bros.	10/17/02	8.98	20.00
Merrill Lynch	10/17/02	8.98	NA
Needham	10/17/02	8.98	NA
TWP	10/17/02	8.98	12.00
Wells Fargo	10/17/02	8.98	3.00
Bear Stearns	10/16/02	9.42	NA
Average:			$16.20
Price (as of 11/11/02):			13.00
Implied Growth:			24.6%
CoorsTek Price (as of 11/11/02)			$15.42
Implied CoorsTek Price:			$19.22

Note: Correlation calculated after first quarter since CoorsTek’s spin-off from ACX Technologies through 11/11/02.

Trading Statistics

($ in millions, except per share data)

				CoorsTek
		CoorsTek	CoorsTek	Keystone
		11/11/02	Adjusted (a)	Offer
Stock Price		$15.42	$17.01	$21.00

Premium / (Discount) to:
Stock Price (11/11/02) ($15.42)		0.0%	10.3%	36.2%
Adjusted Stock Price ($17.01)		(9.3)%	0.0%	23.5%
52-Week High ($42.09)		(63.4)%	(59.6)%	(50.1)%
52-Week Low ($12.69)		21.5%	34.0%	65.5%
1 Month Average ($15.42)		(0.0)%	10.3%	36.2%
3 Months Average ($17.74)		(13.1)%	(4.1)%	18.4%
6 Months Average ($23.55)		(34.5)%	(27.8)%	(10.8)%
Diluted Shares Outstanding (b)		11.737	11.737	11.737

Total Equity Value		$181.0	$199.6	$246.5
Plus:	Total Debt (c)	104.3	104.3	104.3
Less:	Cash & Equivalents (c)	53.7	53.7	53.7
Total Enterprise Value		$231.6	$250.3	$297.1

									CoorsTek Multiple Over
									Last Twelve Months
									Low		High
Total Enterprise Value as a Multiple of:
		Statistic(d)
Revenue	LTM	$334.4	0.69	x	0.75	x	0.89	x	0.60	x	1.65	x
	CY02	352.1	0.66		0.71	x	0.84	x	0.60	x	1.65	x
	CY03	366.0	0.63	x	0.68	x	0.81	x	0.42	x	1.42	x
	CY03 Street Consensus	391.4	0.59	x	0.64	x	0.76	x	0.42	x	1.42	x

EBITDA	LTM	$(6.6)	NM		NM		NM		8.9	x	NM
	CY02	17.0	13.6	x	14.7	x	17.5	x	8.9	x	NM
	CY03	30.4	7.6	x	8.2	x	9.8	x	5.5	x	NM
	CY03 Street Consensus	38.2	6.1	x	6.6	x	7.8	x	5.5	x	NM

Stock Price as a Multiple of:
Cash EPS	LTM	$(2.31)	NM		NM		NM
	CY02	(0.79)	NM		NM		NM
	CY03	(0.18)	NM		NM		NM
	CY03 Street Consensus	0.21	72.4	x	79.9	x	98.7	x

Book Value Mutiple		$178.1	1.02	x	1.12	x	1.38	x	0.84	x	2.81	x

(a)   Based on change in SOX from 11/11/02 to 11/19/02 of 10.3%.

(b)   Based on 11.7 million shares and 1.0 million options outstanding with weighted average exercise prices ranging from $21.96 to $39.99.

(c)   Based on CoorsTek’s Form 10-Q dated 9/30/02.

(d)   Historical data based on CoorsTek’s Form 10-Q dated 9/30/02 and Form 10-K dated 12/31/02.  Estimates based on management projections.

Summary of Street Commentary

•                    Wall Street analysts comments suggest that the current offer price may not adequately reflect the inherent value of the business

Date	Firm / Analyst	Recent Research Commentary
11/12/02	Bear Stearns Robert Maire

“In our view, $21 is a low valuation based on typical trough valuations in a highly cyclical industry. The 52 week range is $12.40 to $43.89. CoorsTek has the potential to get back to $3.00 in earnings at some time in the future. The list of other potential rival buyers of the company is relatively short and complicated by the fact of the conglomerate nature of CoorsTek’s business… CoorsTek also did a follow on offering of stock back in May at $33 per share so investors may question a management led buyout at roughly two thirds of that price six months later.”

11/12/02	CIBC World Markets Ali Irani

“We view the offer as inadequate and a disservice to other shareholders, including those who participated in the follow-on offering in 5/02, 1M shares at $33. The $21 offer prices buyout at 1.4x BV, in line with peer group & 0.7 TTM sales, no premium & significantly below past M&A valuations. The offer is particularly weak considering the improving outlook for CRTK, whose semi sub-assembly revs should benefit from outsourcing trends at OEMs & evidence in 3Q of cost restructuring for return to B/E provides foundation for above avg. earnings leverage into 2H03 & 04.”

11/12/02	Friedman Billings Ramsey Chris Versace

“We believe the Coors family is attempting to take advantage of the neutral attitude issued by the Street and to buy the company back on the cheap in the hopes of benefiting from the high degree of operating leverage when the semi-cap market eventually rebounds. The $21 offer, which offers 36% upside from recent share price, still equates to 1.6x CRTK’s tangible book per share, roughly a 20% discount to the blended peer group... The inherent discount in the offer bakes in the lack of liquidity and net debt on the balance sheet; however, with the company effectively being put into play, the possibility exists for other bids and we think there is room for the current bid to move slightly higher. Given the company’s business mix, we believe the possibility for competing bids is low... We think a better offer for the company is $23-$24.”

11/13/02	Investec Timothy Summers

We estimate fair value for CRTK under our current industry scenario, which assumes a traditional industry recovery beginning in 2003, to be in about the $25-$30 range by 4Q03. This assumes the stock is fairly valued in the price/sales multiple range of 0.70x to 1.00x and a price to book value range of 2.0x. Based on this analysis, the current bid appears a bit low. We think it unlikely that the potential acquirers put their best deal on the table immediately and may wait to see what decision the board of directors makes to shareholders before possibly revising the term. We have heard that select EMS companies would like to buy their way into the semiconductor equipment assembly market and this announcement could spur a bid for CRTK by one of them.

11/13/02	Wells Fargo Securities Susan Crossley

We recommend that holders tender CoorsTek shares at a price equal to or higher than the proposed $21 per share because this represents a capitalization exceeding what the public equity market should, in our opinion, assign the company. We view the buyout offer as credible, and so we are raising our rating from Sell to Hold, as we do not recommend selling the shares short. We believe that CoorsTek is the type of industrial company that is better suited to being privately owned. The cyclicality of its business, particularly in the semiconductor equipment and telecommunications areas, prevent the steady predictable earnings growth that the public equity market rewards. What is attractive about the business are its cash flow levels. We speculate that the Coors family perhaps did not intend for CoorsTek to remain publicly owned long-term. Its public spinout nearly three years ago and subsequent secondary offerings capitalized on the comparatively high valuations then assigned to technology-related companies. Its return to private ownership would lock in a profit.

C.                   Financial Performance—Historical and Projected

CoorsTek Financial Summary—Annual

($ in millions, except per share data)

	Fiscal Year Ending December 31,				CAGR			FY 2004E
	1999	2000	2001	LTM	1999-2001	FY 2002E	FY 2003E	A	B
Semiconductor Revenue (a)	NA	$188.3	$128.9	NA		$108.6	$109.2	$105.8	$134.7
% Growth	NA	NA	(31.5)%	NA		(15.8)%	0.6%	(3.1)%	23.3%
Ceramics Revenue (a)	NA	351.3	271.5	NA		243.5	256.8	272.3	292.2
% Growth	NA	NA	(22.7)%	NA		(10.3)%	5.5%	6.0%	13.8%
Total Revenue	365.1	539.7	400.4	334.4	4.7%	352.1	366.0	378.1	426.9
% Growth	23.1%	47.8%	(25.8)%			(12.1)%	4.0%	3.3%	16.6%
Semiconductor Gross Profit	NA	40.2	(3.6)	NA		(0.3)	2.3	(1.9)	12.0
% of Revenue	NA	21.4%	NM	NA		NM	2.1%	NM	8.9%
Ceramics Gross Profit	NA	84.2	48.5	NA		50.4	58.1	63.8	68.6
% of Revenue	NA	24.0%	17.8%	NA		20.7%	22.6%	23.4%	23.5%
Total Gross Profit	$90.7	$124.4	$44.9	$24.7	(29.6)%	$50.1	$60.4	$61.8	$80.7
% of Revenue	24.8%	23.1%	11.2%	7.4%		14.2%	16.5%	16.3%	18.9%
R&D	—	—	4.9	9.7	NA	10.1	9.2	9.2	12.5
% of Revenue	NA	NA	1.2%	2.9%		2.9%	2.5%	2.4%	2.9%
SG&A	53.2	66.4	59.7	45.2	5.9%	45.9	46.8	46.0	49.0
% of Revenue	14.6%	12.3%	14.9%	13.5%		13.0%	12.8%	12.2%	11.5%

Total Operating Expenses	$53.2	$66.4	$64.6	$54.9	10.2%	$56.0	$56.0	$55.2	$61.5
% of Revenue	14.6%	12.3%	16.1%	16.4%		15.9%	15.3%	14.6%	14.4%
Operating Income	$37.5	58.0	(19.7)	$(30.2)	NA	(5.9)	4.4	$6.6	$19.2
% of Revenue	10.3%	10.7%	NM	NM		NM	1.2%	1.7%	4.5%
Net Income (a)	$20.1	$27.2	$(18.7)	$(24.7)	NA	$(8.9)	$(2.1)	$(0.7)	$7.3
% of Revenue	5.5%	5.0%	NM	NM		NM	NM	NM	1.7%
EPS (a)	$2.77	$3.06	$(1.76)	$(2.31)	NA	$(0.79)	$(0.18)	$(0.06)	$0.60
% Growth	52.9%	10.7%	NM	NM		NM	NM	NM	NM

D&A	$22.7	$24.2	$25.0	$23.6	4.9%	$22.9	$26.0	$26.0	$26.0
% of Revenue	6.2%	4.5%	6.2%	7.1%		6.5%	7.1%	6.9%	6.1%
EBITDA	$60.2	$82.2	$5.3	$(6.6)	(70.3)%	$17.0	$30.4	$32.6	$45.2
% of Revenue	16.5%	15.2%	1.3%	NM		4.8%	8.3%	8.6%	10.6%

Balance Sheet Data	9/30/02
Cash & Cash Equivalents	$53.7

Total Debt	104.3

Common Shareholders’ Equity	178.1

Leverage Statistics	LTM
Debt / Total Capitalization	36.9%

Debt / Mkt. Cap.	57.6%
Debt / EBITDA	NM
EBITDA / Net. Interest Expense	NM

Source: Public company filings and company forecasts.

(a)   Semiconductor revenue differs from reported segments—includes InVision revenue, includes Metal and Assembly, excludes semiconductor-related ceramics.

CoorsTek Financial Summary—Quarterly

($ in millions, except per share data)

	2002E
	Q1A	Q2A	Q3A	Q4E	FY
Revenue	$74.5	$90.2	$99.6	$87.8	$352.1
% Growth	6.3%	21.1%	10.4%	(11.9)%	(12.1)%
Gross Profit	$7.3	$13.7	$16.7	$12.4	$50.1
% of Revenue	9.7%	15.1%	16.8%	14.2%	14.2%
R&D	2.3	2.7	2.8	2.2	10.1
% of Revenue	3.2%	3.0%	2.8%	2.6%	2.9%
SG&A	10.4	12.1	11.3	12.0	45.9
% of Revenue	14.0%	13.4%	11.3%	13.7%	13.0%
Total Operating Expenses	$12.8	$14.9	$14.0	$14.3	$56.0
% of Revenue	17.1%	16.5%	14.1%	16.3%	15.9%
Operating Income	$(5.5)	$(1.2)	$2.7	$(1.8)	$(5.9)
% of Revenue	NM	NM	2.7%	NM	NM
Net Income	$(4.8)	$(2.3)	$0.4	$(2.3)	$(8.9)
% of Revenue	NM	NM	0.4%	NM	NM
EPS	$(0.45)	$(0.20)	$0.04	$(0.18)	$(0.79)

Depreciation & Amortization	$5.4	$5.3	$6.2	$6.0	$22.9
% of Revenue	7.2%	5.8%	6.2%	6.8%	6.5%
EBITDA	$(0.1)	$4.1	$8.9	$4.2	$17.0
% of Revenue	NM	4.5%	8.9%	4.7%	4.8%

Source: Public company filings and management forecasts.

CoorsTek Financial Summary—Street Consensus

Q4 2002E

($ in millions)

	BAS	Bear Stearns	CIBC	FBR	Investec	Needham	Wells Fargo	Street	Management
	10/29/02	10/29/02	10/30/02	10/30/02	10/30/02	10/30/02	10/30/02	Consensus	Projections
Revenues	$87.7	$87.1	$87.2	$89.6	$87.7	$86.0	$87.1	$87.5	$87.8
Gross Profit	12.5	13.1	14.8	13.7	NA	NA	NA	13.5	12.4
Operating Income	(1.3)	(0.7)	0.9	(0.2)	NA	NA	NA	(0.3)	(1.8)
Net Income	$(2.3)	(1.7)	$(0.8)	(1.4)	NA	NA	NA	$(1.6)	$(2.3)
EPS	$(0.19)	$(0.14)	$(0.07)	$(0.12)	$(0.13)	$(0.16)	$(0.13)	$(0.13)	$(0.18)

EBITDA	$4.9	NA	$7.4	$6.0	NA	NA	NA	$6.1	$4.2

FY 2003E

($ in millions)

	BAS	Bear Stearns	CIBC	FBR	Investec	Needham	Wells Fargo	Street	Management
	10/29/02	10/29/02	10/30/02	10/30/02	10/30/02	10/30/02	10/30/02	Consensus	Projections
Revenues	$359.0	$400.6	$364.4	$381.0	$420.0	$355.0	$460.0	$391.4	$366.0
Gross Profit	59.6	84.7	62.1	NA	NA	NA	84.8	72.8	60.4
Operating Income	5.1	28.2	5.9	NA	NA	NA	27.8	16.8	4.4
Net Income (a)	$(1.9)	12.8	$(1.4)	NA	NA	NA	$11.4	$5.2	$(2.1)
EPS	$(0.15)	$1.05	$(0.11)	$(0.30)	$0.55	$(0.46)	$0.91	$0.21	$(0.18)

EBITDA	$30.0	NA	$31.9	NA	NA	NA	$52.7	$38.2	$30.4
Gross Margin	16.6%	21.1%	17.0%	NA	NA	NA	18.4%	18.6%	16.5%
Operating Margin	1.4%	7.0%	1.6%	NA	NA	NA	6.1%	4.3%	1.2%

Source: Wall Street research.

(a) Excludes extraordinary and one-time charges.

Evolution of Analyst Estimates

($ in millions except per share data)

	Post Q1 Earnings (1/25/02)				Pre Follow-on (5/23/02)				11/11/02
	Revenue		EPS		Revenue		EPS		Revenue		EPS
	CY 2002	CY2003	CY 2002	CY2003	CY 2002	CY2003	CY 2002	CY2003	CY 2002	CY2003	CY 2002	CY2003

Banc of America Securities (a)	NA	NA	NA	NA	$361.4	$564.0	$(1.06)	$2.16	$352.0	$359.0	$(0.81)	$(0.15)
Bear Stearns (b)	NA	NA	NA	NA	NA	NA	NA	NA	351.5	400.6	(0.74)	1.05
CIBC	358.7	NA	(1.25)	NA	373.9	675.0	(0.52)	2.00	351.5	364.4	(0.69)	(0.11)
Friedman Billings Ramsey	358.0	NA	(0.40)	NA	380.9	502.0	(0.33)	1.95	353.9	381.0	(0.73)	(0.30)
Wells Fargo	348.0	559.0	(0.26)	2.94	376.5	604.0	(0.20)	2.84	351.5	460.0	(0.75)	0.91
Robertson Stephens	362.0	470.0	(0.46)	0.74	370.4	509.8	(0.11)	2.36	NA	NA	NA	NA
Average	$356.7	$514.5	$(0.59)	$1.84	$372.6	$571.0	$(0.44)	$2.26	$351.8	$391.4	$(0.74)	$0.21
Actual / Current Consensus Estimate

(a)    Initiated coverage February 2002.

(b)    Initiated coverage June 2002.

(c)    Initiated coverage August 2002.

Actual Performance Versus Analyst Estimates At Time of Offering

	Pre Follow-On Offering (5/23/02)
	Revenue				EPS
	Q2 02	Q3 02	Q4 02	CY2003	Q2 02	Q3 02	Q4 02	CY2003

Banc of America Securities (a)	$79.0	$94.2	$113.7	$564.0	$(0.39)	$(0.23)	$0.01	$2.16
Bear Stearns (b)	NA	NA	NA	NA	NA	NA	NA	NA
CIBC	83.0	96.7	119.7	$675.0	(0.12)	(0.03)	0.08	$2.00
Friedman Billings Ramsey	NA	NA	NA	$502.0	(0.33)	0.05	0.40	$1.95
Wells Fargo	82.0	100.0	120.0	$604.0	(0.27)	0.14	0.37	$2.84
Robertson Stephens	83.5	96.6	115.8	$509.8	(0.19)	0.10	0.41	$2.36
Average	$81.9	$96.9	$117.3	$571.0	$(0.26)	$0.01	$0.25	$2.26
Actual / Current Consensus Estimate	90.2	99.6	87.5	391.4	(0.20)	0.04	(0.13)	$0.21

(a)   Initiated coverage February 2002.

(b)   Initiated coverage June 2002.

D.                   Preliminary Valuation Summary

Illustrative Reference Range Summary

(a)  As of 11/11/02.

Selected Reference Range Valuation Parameters

($ in millions, except per share data)

	CoorsTek	Relevant Multiple Range					Aggregate
	Statistics (a)	Low			High		Value Range			Implied Share Price (b)
Analysis of Selected Publicly Traded Companies
LTM Revenues	$334.4	0.55	x	-	1.10	x	$183.9	-	$367.8	$11.36	-	$27.03
CY02 Revenues	352.1	0.55	x	-	1.10	x	193.6	-	387.3	12.19	-	28.68
CY03 Revenues	366.0	0.50	x	-	1.00	x	183.0	-	366.0	11.28	-	26.87
CY03 Revenues @ 15.0% Growth over CY02	420.9	0.50	x	-	1.00	x	210.5	-	420.9	13.62	-	31.55
CY02 EBITDA	$17.0	8.00	x	-	13.00	x	$135.7	-	$220.6	$7.25	-	$14.48
CY03 EBITDA	30.4	7.00	x	-	12.00	x	213.0	-	365.1	13.83	-	26.79
CY03 EBITDA @ 15.0% Revenue Growth over CY02 (c)	35.0	7.00	x	-	12.00	x	244.9	-	419.9	16.55	-	31.46
Book Value	178.1	1.00	x	-	1.70	x	$178.1	-	$302.7	$10.86	-	$21.48

Preliminary Reference Range										$14.00	-	$28.00

Analysis of Selected Precedent Transactions
LTM Revenues	$334.4	0.90	x	-	1.00	x	$301.0	-	$334.4	$21.33	-	$24.18
CY02 Revenues	352.1	0.90	x	-	1.00	x	316.9	-	352.1	22.69	-	25.68
CY03 Revenues	366.0	0.60	x	-	1.05	x	219.6	-	384.3	14.40	-	28.43
CY03 Revenues @ 15.0% Growth over CY02 (c)	420.9	0.60	x	-	1.05	x	252.5	-	441.9	17.20	-	33.34

Preliminary Reference Range										$17.00	-	$30.00

Premium Paid Analysis
CoorsTek Adjusted Stock Price (d)	$17.01	30.0%		-	60.0%					$22.11	-	$27.22
Last 1 Month (e)	15.42	30.0%		-	60.0%					20.05	-	24.67
Last 3 Months (e)	17.74	30.0%		-	60.0%					23.06	-	28.38

Preliminary Reference Range										$21.00	-	$27.00

Discounted Equity Value Analysis										$25.00	-	$35.00

Discounted Cash Flow Analysis										$20.00	-	$30.00

Sum of Parts Analysis										$17.00	-	$27.00

(a)   As per CoorsTek management estimates.

(b)   Adjusted for $50.6 million of net cash per Form 10-Q dated 9/30/02.

(c)   Based on EBITDA margin projected by management for CY03.

(d)   Adjusted for 10.3% increase in SOX from 11/11/02 to current.

(e)   As of 11/11/02.

E.                     Preliminary Valuation Detail

Discounted Equity Value Analysis

($ in millions, except per share data)

Target CoorsTek Revenues	$600.0

Normalized CoorsTek LTM Revenue Multiple (a)	1.09	x

Implied Target Enterprise Value	$654.0

Plus: Cash (c)	$53.7
Less: Debt (c)	$(104.3)

Implied Equity Value	$603.4

Current Fully Diluted Shares Outstanding (c)	11.737

Implied Value per Share	$51.41

CoorsTek Historical
And Projected Revenues (b)

CY00	$539.7
CY01	400.4
CY02	352.1
CY03	366.0
CY04 (A)	378.1
CY04 (B)	426.9

Illustrative Discount Rate	14.5%

Years to Achieve Target Revenues	2 Years		3 Years		4 Years		5 Years

Implied CAGR (from 2002)	30.5%		19.4%		14.3%		11.3%

Implied Current Share Price	$39.21		$34.25		$29.91		$26.12

Assumed Probability	[5.0	]%	[35.0	]%	[40.0	]%	[20.0	]%

Probability Adjusted Current Share Price			[$31.14	]

Probability Adjusted
Discount	Current CoorsTek
Rate	Share Price

13.5%	[$32.15]
14.5%	[$31.14]
15.5%	[$30.16]

(a)   Based on last one year average LTM revenue multiple for CoorsTek.

(b)   Historical revenues per CoorsTek’s SEC filings.  Projections based on management estimates.

(c)   Per Form 10-Q dated 9/30/02.

Discounted Equity Value Analysis

Based on out year revenue target of $600 million

Time to Achieve Revenue Target of $600 Million

Years	1	2	3	4	5	6
Implied CAGR	70.4%	30.5%	19.4%	14.3%	11.3%	9.3%
Against CY02 Revenue

Discounted Equity Value Analysis

Value at various revenue targets and timing expectations

REVENUE TARGET:  $600 MILLION

Time to Achieve Revenue Target of $600 Million

Years	1	2	3	4	5	6
Implied CAGR	70.4%	30.5%	19.4%	14.3%	11.3%	9.3%
Against CY02 Revenue

REVENUE TARGET:  $500 MILLION

Time to Achieve Revenue Target of $500 Million

Years	1	2	3	4	5	6
Implied CAGR	42.0%	19.2%	12.4%	9.2%	7.3%	6.0%
Against CY02 Revenue

REVENUE TARGET:  $550 MILLION

Time to Achieve Revenue Target of $550 Million

Years	1	2	3	4	5	6
Implied CAGR	56.2%	25.0%	16.0%	11.8%	9.3%	7.7%
Against CY02 Revenue

REVENUE TARGET:  $650 MILLION

Time to Achieve Revenue Target of $650 Million

Years	1	2	3	4	5	6
Implied CAGR	84.6%	35.9%	22.7%	16.6%	13.0%	10.8%
Against CY02 Revenue

Note:  Analysis performed at a 13.5% and 15.5% discount rate in each scenario.

Discounted Equity Value Analysis

Equity value depends on probability-weighted timing of achieving $600 million revenue target

Note:  Assumes discount rate of 14.5%, target revenue of $600 million and LTM revenue multiple of 1.09x.

Multiple Selection—Revenue

	Analysis of Selected Publicly Traded Companies			Analysis of Selected Precedent Transactions
	LTM	CY02	CY03	LTM	NTM
Revenue Multiples
Advanced Materials Companies (a)	0.57x	0.57x	0.57x	0.91x	0.61x
Semiconductor Capital Equipment Companies (b)	1.79x	1.89x	1.83x	2.20x	2.59x
Normalized—Estimated 60% Discount	0.71x	0.75x	0.73x	0.88x	1.04x
EMS Companies (c)	0.41x	0.41x	0.38x	0.95x	0.73x
Normalized—Estimated 35% Premium	0.55x	0.55x	0.51x	1.28x	0.99x

	LTM	NTM
CoorsTek Average Multiple
3 Months	0.79x	0.58x
9 Months	1.12x	0.91x
18 Months	1.00x	1.04x

Selected Range—LTM	0.55x	-	1.10x	0.90x	-	1.00x
Selected Range—CY02	0.55x	-	1.10x	0.90x	-	1.00x
Selected Range—CY03	0.50x	-	1.00x	0.60x	-	1.05x

(a)   Based on median for comparable advanced material companies.

(b)   Based on median for comparable semiconductor capital equipment companies.

(c)   Based on the average of the medians for comparable large-cap and mid-cap EMS companies (excludes Sanmina-SCI).

Multiple Selection—EBITDA

Analysis of Selected Publicly Traded Companies
	LTM	CY02		CY03
EBITDA Multiples
Advanced Materials Companies (a)	4.0x	4.2x		4.1x
Semiconductor Capital Equipment Companies (b)	23.5x	38.2x		33.1x
Estimated 60% Discount	9.4x	15.3x		13.2x
EMS Companies (c)	8.1x	8.1x		6.7x

CoorsTek Average Multiple	LTM			NTM
3 Months	NM			7.6x
9 Months	9.3x			11.0x
18 Months	8.5x			13.3x

BAS Selected Range—CY02		8.0x	-	13.0x
BAS Selected Range—CY03		7.0x	-	12.0x

(a)   Based on median for comparable advanced material companies.

(b)   Based on median for comparable semiconductor capital equipment companies.

(c)   Based on the average of the medians for comparable large-cap and mid-cap EMS companies (excludes Sanmina-SCI).

Multiple Selection—Book Value

Book Value Multiples
Advanced Materials Companies (a)			0.80x
Semiconductor Capital Equipment Companies (b)			1.79x
Estimated 20.0% Discount			1.43x
EMS Companies (c)			1.03x
Estimated 20.0% Premium			1.23x
CoorsTek Average Multiple
3 Months			1.14x
9 Months			1.82x
18 Months			1.73x

BAS Selected Range	1.00x	-	1.70x

(a)   Based on median for comparable advanced material companies.

(b)   Based on median for comparable semiconductor capital equipment companies.

(c)   Based on the average of the medians for comparable large-cap and mid-cap EMS companies (excludes Sanmina-SCI).

Summary Publicly Traded Company Comparables

($ in millions)

	Agg. Value / Rev.						Agg. Value / EBITDA						P/E
Company	LTM		CY’02E		CY’03E		LTM		CY’02E		CY’03E		LTM		CY’02E		CY’03E		Price / Book

Advanced Materials Companies
High	1.10	x	1.10	x	1.07	x	8.9	x	21.4	x	21.4	x	37.2	x	29.4	x	24.8	x	1.35	x
Average	0.59		0.58		0.54		4.8		7.3		7.1		22.0		12.7		11.8		0.89
Median	0.57		0.57		0.57		4.0		4.2		4.1		23.0		7.3		10.3		0.80
Low	0.11		0.11		0.11		1.2		1.1		0.9		1.8		3.4		5.7		0.29

Semi-Cap Equipment Companies
High	2.59	x	2.53	x	2.54	x	23.5	x	53.4	x	83.4	x	NM		71.5	x	67.1	x	2.09	x
Average	1.62		1.68		1.69		23.5		38.2		37.7		NM		71.5		67.1		1.53
Median	1.79		1.89		1.83		23.5		38.2		33.1		NM		71.5		67.1		1.79
Low	0.76		0.97		0.99		23.5		23.0		9.3		NM		71.5		67.1		0.45

Large Cap EMS Companies
High	0.87	x	0.84	x	0.68	x	15.1	x	15.9	x	7.8	x	37.4	x	42.7	x	76.3	x	2.21	x
Average	0.43		0.43		0.40		9.0		9.3		6.8		26.2		29.0		31.1		1.02
Median	0.35		0.36		0.34		8.1		8.1		6.6		27.1		28.5		20.3		0.89
Low	0.26		0.27		0.26		4.7		5.7		5.8		13.3		16.4		16.4		0.46

Mid Cap EMS Companies
High	1.27	x	1.18	x	1.04	x	126.2	x	51.8x		18.4	x	87.0	x	70.3	x	48.9	x	1.70	x
Average	0.65		0.63		0.53		7.4		7.1		7.8		46.5		34.6		25.6		1.07
Median	0.44		0.44		0.41		7.0		7.0		6.2		44.6		19.2		19.3		1.10
Low	0.12		0.13		0.12		1.7		2.6		2.4		9.8		14.4		4.8		0.42

CoorsTek ($15.42 as of 11/11/02)	0.69x		0.66x		0.63x		NM		13.6x		7.6x		NM		NM		NM		1.02x
CoorsTek Adjusted ($17.01)	0.75x		0.71x		0.68x		NM		14.7x		8.2x		NM		NM		NM		1.12x
CoorsTek ($21.00 Offer Price)	0.89x		0.84x		0.81x		NM		17.5x		9.8x		NM		NM		NM		1.38x

Source: Projections are from Wall Street research.  Historicals are from company SEC filings.

Summary Precedent Transaction Analysis

	Agg. Value / Rev.				Agg. Value / EBITDA				P/E
Company	LTM		NTM		LTM		NTM		LTM		NTM
Advanced Materials
High	2.59	x	0.71	x	11.4	x	7.4	x	NA		NA
Average	1.05		0.53		7.8		7.4		NA		NA
Median	0.91		0.61		7.1		7.4		NA		NA
Low	0.46		0.27		5.3		7.4		NA		NA

Semiconductor Capital Equipment
High	11.00	x	10.91	x	11.9	x	13.6	x	26.0	x	35.9	x
Average	3.34		4.04		9.7		13.6		20.8		34.1
Median	2.20		2.59		8.6		13.6		20.1		34.1
Low	0.72		1.73		8.1		13.6		16.4		32.3

EMS
High	1.89	x	1.41	x	19.9	x	24.0	x	35.7	x	27.1	x
Average	0.99		0.75		12.2		16.9		22.3		19.6
Median	0.95		0.73		11.4		15.2		20.0		19.9
Low	0.25		0.33		7.4		11.5		8.4		11.6

CoorsTek ($15.42 as of 11/11/02)	0.69	x	0.63	x	NM		7.6	x	NM		NM
CoorsTek Adjusted ($17.01)	0.75		0.68		NM		8.2x		NM		NM
CoorsTek ($21.00 Offer Price)	0.89		0.81		NM		9.8x		NM		NM

Source: CoorsTek NTM multiples are based on CY03 multiples.

Summary Premiums Paid Analysis

ALL TRANSACTIONS	Premium to Average Stock Price Prior to Announcement
	1 Day	1 Week	1 Month	3 Months
	Average
Technology Deals—$50MM - $1,000MM
2002 to Current (25 Deals)
Mean	47.2%	48.7%	50.9%	58.5%
Median	31.9%	38.4%	37.7%	40.1%
2001 to Current (60 Deals)
Mean	45.2%	47.9%	52.8%	55.5%
Median	38.6%	39.2%	50.6%	46.7%
Technology Deals—$200MM - $500MM
2002 to Current (8 Deals)
Mean	31.6%	34.8%	36.3%	35.5%
Median	16.6%	21.6%	27.4%	26.6%
2001 to Current (13 Deals)
Mean	37.9%	41.3%	46.0%	45.1%
Median	37.3%	35.1%	50.5%	38.7%

100% CASH TRANSACTIONS	Premium to Average Stock Price Prior to Announcement
	1 Day	1 Week	1 Month	3 Months
	Average
Technology Deals—$50MM - $1,000MM
2002 to Current (9 Deals)
Mean	78.7%	81.5%	80.1%	86.2%
Median	61.2%	67.0%	66.5%	62.0%
2001 to Current (12 Deals)
Mean	52.8%	57.1%	65.2%	65.9%
Median	38.6%	42.5%	58.7%	62.0%
Technology Deals—$200MM - $500MM
2002 to Current (1 Deal)
Mean	75.1%	86.0%	81.9%	81.5%
Median	75.1%	86.0%	81.9%	81.5%
2001 to Current (6 Deals)
Mean	43.1%	47.3%	59.7%	55.5%
Median	41.8%	46.9%	58.3%	58.1%

Discounted Cash Flow Sensitivity Analysis

IMPLIED PRICE PER SHARE (a)
	Discount Rates
	10.5%	11.5%	12.5%

Scenario A	$18.00	$14.17	$11.43

Scenario B	28.87	23.36	19.35

Scenario C	35.61	28.81	23.85

Note:  Projections Based on sum of Ceramics and Semiconductor businesses.

For Ceramics, assumes EBITDA margin of 16% from 2004 onwards. Depreciation kept constant.  Capital expenditures based on a constant percentage of capital expenditures / sales. Change in net working investment calculated as 18% of change in revenue.

For Semiconductor business, EBITDA margin as provided by CoorsTek management. Depreciation kept constant.  Capital expenditures based on a constant percentage of capital expenditures / sales.    Change in net working investment calculated as 15% of change in revenue.  Scenario A assumes liquidation of semiconductor business in 2007.

(a)       Assumes a normalized level of unlevered free cash flows taking into account equalized depreciation and capital expenditures.  Terminal value based on perpetuity growth of 5%.

Sum of Parts Valuation Summary

($ in millions)

		Multiple Range			Implied Aggregate Value
	Statistics (a)	Low		High	Low		High
SEMICONDUCTORS
Analysis of Selected Publicly Traded Companies
CY02 Revenues	$108.6	0.80x	-	1.20x	$86.8	-	$130.3
CY03 Revenues	109.2	0.80x	-	1.20x	87.4	-	131.0
CY03 Revenues @ 25.0% Annual Growth	135.7	0.80x	-	1.20x	108.6	-	162.8

Analysis of Selected Precedent Transactions
CY02 Revenues	$108.6	0.90x	-	1.10x	$97.7	-	$119.4
CY03 Revenues	109.2	0.90x	-	1.10x	98.3	-	120.1
CY03 Revenues @ 25.0% Annual Growth	135.7	0.90x	-	1.10x	122.1	-	149.3

Discounted Cash Flow Analysis					$50.0	-	$100.0

Average					$93.0	-	$130.4

CERAMICS
Analysis of Selected Publicly Traded Companies
CY02 Revenues	$243.5	0.60x	-	1.00x	$146.1	-	$243.5
CY03 Revenues	256.8	0.55x	-	1.00x	141.2	-	256.8
CY02 EBITDA	27.6	4.00x	-	6.00x	110.6	-	165.8
CY03 EBITDA	37.7	4.00x	-	6.00x	150.7	-	226.0

Analysis of Selected Precedent Transactions
CY02 Revenues	$243.5	0.80x	-	1.00x	$194.8	-	$243.5
CY03 Revenues	256.8	0.50x	-	0.70x	$128.4	-	$179.8

Discounted Cash Flow Analysis					$250.0	-	$350.0

Average					$160.3	-	$237.9

Total (Based on Sum of Parts)	$253.2	-	$368.3
Add: Cash	53.7	-	53.7
Less: Debt	(104.3)	-	(104.3)
Implied Equity Value	$202.6	-	$317.7

Fully Diluted Shares	11.737	-	11.737

Implied Value Per Share	$17.27	-	$27.07

(a)  Based on management projections.

After Tax Proceeds on Sale

($ in millions)

	Semiconductor			Ceramics

	Low		High	Low		High
Taxes on Sales
Estimated Sale Price	$93.0	-	$130.4	$160.3	-	$237.9

Less: Transaction Costs (a)	(0.9)	-	(1.3)	(1.6)	-	(2.4)
Less: Tax Basis (b)	(15.7)	-	(15.7)	(74.3)	-	(74.3)

Taxable Amount	$76.3	-	$113.4	$84.3	-	$161.2

Taxes @ 40.0%	$30.5	-	$45.4	$33.7	-	$64.5

After-Tax Proceeds
Estimated Sale Price	$93.0	-	$130.4	$160.3	-	$237.9

Less: Transaction Costs (a)	(0.9)	-	(1.3)	(1.6)	-	(2.4)
Less: Taxes	(30.5)	-	(45.4)	(33.7)	-	(64.5)

After-Tax Proceeds	$61.5	-	$83.8	$124.9	-	$171.0

Value of Residual Entity
Assumed Value	$160.3	-	$237.9	$93.0	-	$130.4

Total Value to Shareholders	$221.8	-	$321.7	$217.9	-	$301.5
Add: Cash	53.7	-	53.7	53.7	-	53.7
Less: Debt	(104.3)	-	(104.3)	(104.3)	-	(104.3)
Implied Equity Value	$171.2	-	$271.1	$167.3	-	$250.9

Fully Diluted Shares	11.737	-	11.737	11.737	-	11.737

Implied Value per Share	$14.59	-	$23.10	$14.25	-	$21.37

(a)   Assumed to be 1% of estimated sale price.

(b)   As per CoorsTek management.

Discounted Cash Flow Sensitivity Analysis

CERAMICS

	Revenue Growth Rate					CAGR
	2003	2004	2005	2006	2007	2002-07

Scenario A	5.5%	6.0%	7.5%	7.5%	7.5%	6.8%
	$256.8	$272.3	$292.7	$314.7	$338.3

Scenario B	5.5%	13.8%	15.0%	10.0%	10.0%	10.8%
	$256.8	$292.2	$336.0	$369.6	$406.6

Scenario C	10.0%	15.0%	15.0%	10.0%	10.0%	12.0%
	$267.9	$308.1	$354.3	$389.7	$428.7

IMPLIED ENTERPRISE VALUE (a)

	Discount Rates
	9.0%	10.0%	11.0%

Scenario A	$311.5	$262.4	$227.3

Scenario B	368.7	307.2	263.3

Scenario C	396.5	329.7	282.1

SEMICONDUCTORS

	Revenue Growth Rate					CAGR
	2003	2004	2005	2006	2007	2002-07

Scenario A	0.6%	(3.1)%	15.0%	15.0%	15.0%	8.2%
	$109.2	$105.8	$121.7	$139.9	$160.9

Scenario B	0.6%	23.3%	40.0%	20.0%	20.0%	20.1%
	$109.2	$134.7	$188.6	$226.3	$271.5

Scenario C	10.0%	40.0%	40.0%	25.0%	25.0%	27.5%
	$119.4	$167.2	$234.1	$292.6	$365.7

IMPLIED ENTERPRISE VALUE (b)

	Discount Rates
	11.0%	12.0%	13.0%

Scenario A	$(48.4)	$(47.2)	$(46.1)

Scenario B	70.6	53.4	41.3

Scenario C	130.5	100.6	79.5

(a)   Assumes EBITDA margin of 16% from 2004 onwards. Depreciation kept constant.  Capital expenditures based on a constant percentage of capital expenditures/ sales.    Change in net working investment calculated as 18% of change in revenue.  Assumes a normalized level of unlevered free cash flows taking into account equalized depreciation and capital expenditures.  Terminal value based on perpetuity growth of 4%.

(b)   EBITDA margin as provided by CoorsTek management. Depreciation kept constant.  Capital expenditures based on a constant percentage of capital expenditures / sales. Scenario A assumes liquidation of semiconductor business in 2007. Change in net working investment calculated as 15% of change in revenue.  Assumes a normalized level of unlevered free cash flows taking into account equalized depreciation and capital expenditures.  Terminal value based on perpetuity growth of 6%.  Assumes liquidation in 2007 for Scenario A.

IV.                  Alternatives and Considerations

Alternative Courses of Action

Issues / Considerations Surrounding Alternatives

	•	Fiduciary responsibilities
	•	Obligation to maximize value in cash transaction
	•	Perception of conflict
Negotiate with Affiliate	•	Recent stock price performance
	•	Follow-on offering at $33.00
	•	Market reaction to failed negotiation

	•	Affiliates’ ownership interest
• Discourages other interest, does not preclude a transaction
	•	Appetite of strategic buyers
Sale to Third Party	•	Separability of businesses
• Operational considerations, tax leakage
	•	Financial buyers constrained by leverage limitations

	•	Stand-alone business prospects in volatile environment
	•	Access to capital for growth
• Debt capital
Remaining Independent	•	Ability to pursue acquisitions
• Ownership dilution
	•	Willingness of Affiliate to become hostile
	•	Market reaction to decline in stock price

Potential Responses

A number of responses are open to CoorsTek if it determines the proposal to be inadequate

Deem Inadequate

GOLDEN, Colo. — CoorsTek, Inc. (Nasdaq: CRTK) today announced that its Board of Directors has decided to reject the offer by certain members of the Coors family and related trusts to purchase all outstanding shares of common stock for $21.00 per share.  After careful consideration, including consultation with its independent financial and legal advisors, the CoorsTek Board has concluded that the Coors family’s proposal is inadequate and not in the best interests of CoorsTek’s shareholders .. . .

The Board of Directors may also choose to announce further action:

Negotiate with Affiliate

. .. . The Board of Directors has commenced negotiations with the Coors family to determine if an increase in the offer price can be achieved . . .

Pursue Strategic Alternatives

. .. . The Board of Directors announced that together with its financial advisor, Banc of America Securities, it will investigate strategic alternatives available to CoorsTek for the purpose of enhancing shareholder value . . .

Negotiate and Pursue Strategic Alternatives

. .. . The Board of Directors has commenced negotiations with the Coors family to determine if an increase in the offer price can be achieved.  The Board of Directors also announced that together with its financial advisor, Banc of America Securities, it will investigate strategic alternatives available to CoorsTek for the purpose of enhancing shareholder value . . .

Coors Family Ability to Pay

($ in millions, except per share data)

CoorsTek Shares Outstanding (a)	11.737

Shares Owned by “Reporting Persons” (a)	3.370

Remaining Shares	8.367

Financing Commitment	$200.0
Less: Cash to Buyback Options	(0.4)
Financing Commitment Remaining	$199.6

Implied Maximum Purchase Price per Share	$23.85

Note: Excludes options held by Coors family.

(a)  As per CoorsTek management.

V.                    Defense Posture

CoorsTek Defense Profile

Summary Review of CoorsTek Structural Defenses

Defense Provision	Status	Deterrent Impact If In Place	Shareholder Approval Required to Modify	Highlights
Economic Deterrents
Shareholder Rights Plan	In Place	High/Moderate	No

Exercise Price $38.00; Ownership Trigger 15%; Expiration 1/1/2010; Each holder of a right will have the right to receive, upon exercise, common stock having a value equal to two times the exercise price of the Right.

Blank Check Preferred Stock	In Place	Moderate	Yes	20,000 shares authorized
Corporate Governance Defenses
Disparate Share Voting Classes	No (a)	Moderate	Yes
High Concentration of Insider Ownership	Yes (b)	Low	NA	Coors family owns 26% of total shares outstanding
Prohibition Against Action by Written Consent	Not In Place (c)	Low	Yes	Any action required or permitted to be taken at a stockholder’s meeting may be taken without a meeting only by the unanimous written consent of all stockholders entitled to vote on such matter.

Staggered Board	In Place (d)	Moderate	Yes	Total number of directors divided into three classes
Number of Directors “Capped”	In Place (e)	Moderate	Yes	The number of directors constituting the whole Board shall not exceed 11.
No Director Removal without Cause	In Place (f)	Low	Yes

Any Director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least two-thirds of the stockholders entitled to vote.

Limitation on Ability to Call Special Meetings	In Place (g)	Moderate	Yes	Special meeting of the stockholders, for any purpose, unless otherwise prescribed by statute, may be called by the Board of Directors, the Chairperson or the President.

No Cumulative Voting	In Place(h)	Low	Yes	Every stockholder shall be entitled to one vote in person or by proxy for each share of the capital stock having voting power.

Advance Notice for Director Nominations	In Place(i)	Low	No

To be timely, a stockholder’s notice to the Secretary must be submitted in writing not less than 90 no more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders.

Supermajority Provision for Article/By-law Amendments	In Place(j)	High/Moderate	Yes	The by-laws of the corporation may be adopted, amended or repealed by an affirmative vote of two—third of the directors then in office or two-third of the stockholders entitled to vote.

Limitations on Partial Offers/Mergers with Interested Parties

Supermajority Provision for Mergers	Not In Place	Moderate	Yes
Fair Price Provision	Not In Place	Moderate	Yes
State Anti-Takeover Statute	Yes (k)	High	NA

Delaware Section 203: An “interested stockholder” (defined as someone who owns at least 15% of the company’s stock) may not merge with or sell the assets of the company for 3 years after obtaining a 15% stake of the company unless a) the Board approves the transaction before the acquirer became an interested stockholder, b) the person has acquired at least 85% of the stock, or c) the Board and 66.66% of shareholders beside the interested stockholder approve the combination.

(a)   Certificate of Incorporation, Article 4.

(b)   Proxy filed on 5/7/02.

(c)   Certificate of Incorporation, Article 7.1.

(d)   Certificate of Incorporation, Article 6.1.

(e)   Certificate of Incorporation, Article 6.1.

(f)    Certificate of Incorporation, Article 6.3.

(g)   Certificate of Incorporation, Article 7.2.

(h)   Bylaws, Article 2.9.

(i)    Bylaws, Article 3.3.

(j)    Certificate of Incorporation, Article 11.

(k)   IRRC State Takeover Laws, Delaware.

Analysis of Flip-In Pill Provision

Ouch!

($ in millions)
	Pre-Exercise	Post-Exercise
Company Equity Value	$261.8	$579.8
Affiliate Ownership Interest	28.7%	8.4%
Affiliate Economic Value	$75.2	$48.5
Implied Ownership Dilution	—	70.8%
Implied Economic Dilution	—	35.4%

Note: Based on $38.00 exercise price and flip-in provision of 50.0% discount to market price.  Market price based on closing price of $22.30 as of November 19, 2002.

Analysis of Flip-In Pill Provision

($ in millions, except per right data)

Pre-Flip-In Shares Outstanding (a)	11.740
Affiliate Pre-Flip-In Ownership %	28.7%
Affiliate Pre-Flip-In Share Ownership	3.370
Affiliate Pre-Flip-In Economic Interest	$75.2
Pre-Flip-In Shares Outstanding Excluding Affiliate	8.370

Assumed Exercise Price Per Right	$38.00
New Shares Issued Per Right	3.4
Aggregate New Shares Issued (b)	28.524

Pro Forma Shares Outstanding	40.263

Affiliate Pro Forma Ownership %	8.4%
Implied Ownership Dilution	70.8%
Affiliate Pro Forma Economic Interest (c)	$48.5
Implied Economic Dilution	35.4%

Note:  Based on $38.00 exercise price and flip-in provision of 50.0% discount to market price.  Market price based on closing price of $22.30 as of November 19, 2002.

(a)                    Based on 11.737 million shares outstanding and 0.975 million options outstanding with weighted average exercise prices ranging from $21.96 to $39.99, as per Form 10-Q dated September 30, 2002 and Form 10-K dated December 31, 2001.

(b)                 Calculation is ((Pre-Flip-In Shares Outstanding — Acquiring Person Pre-Flip-In Share Ownership) x New Shares Issued per Right).

(c)                    Calculation is [(Current Market Capitalization + (1 - Acquiring Person Pre-Flip-In Ownership %) x Pre-Flip-In Shares Outstanding x Exercise Price) / Pro Forma Shares Outstanding] x Acquiring Person Pre-Flip-In Share Ownership.

VI.                  Third Party Interest

Overview of Potential Strategic Partners

Company	Market Cap.(a)	LTM Revenue	Agg. Val./ LTM Rev.	Price/ Book	Cash	Strategic Fit	Perceived Interest	Financial Capability	Form of Consideration

Advanced Materials Competitors
Kyocera	$10,574.4	$8,662.1	1.10x	1.35x	$2,641.4				Stock / Cash

MG Technologies AG	$1,379.2	$8,865.8	0.11x	0.68x	$390.3				Stock / Cash

Morgan Crucible	$197.1	$1,484.4	0.13x	0.29x	$409.3				Stock / Cash

Saint Gobain	$9,142.3	$30,713.2	0.57x	0.80x	$1,333.2				Stock / Cash

Semiconductor Capital Equipment

Advanced Energy Industries	$407.2	$254.2	1.79x	2.02x	$189.0				Stock

MKS Instruments	$717.1	$168.2	1.86x	1.15x	$80.2				Stock

Large Cap EMS Companies
Celestica	$3,479.3	$8,807.8	0.28x	0.89x	$1,848.3				Stock / Cash

Flextronics	$4,609.6	$13,217.0	0.40x	1.02x	$499.2				Stock / Cash

Jabil	$3,369.1	$3,545.5	0.87x	2.21x	$640.7				Stock / Cash

Sanmina — SCI	$1,569.1	$10,039.4	0.26x	0.46x	$1,163.7				Stock / Cash

Solectron	$2,516.2	$12,451.8	0.30x	0.53x	$2,014.4				Stock / Cash

Mid Cap EMS Companies
Benchmark	$648.5	$1,431.5	0.39x	1.31x	$237.6				Stock / Cash

Plexus Corp.	$479.9	$883.6	0.44x	1.10x	$116.4				Stock / Cash

High	Medium/High	Medium	Low	None/NA

(a) Stock prices as of November 19, 2002.

Ability to Pay Analysis for Potential Strategic Partners

A cash transaction is dependent on the acquiror’s scale and capitalization

($ in millions, except per share)
CoorsTek Price Before Offer (11/11/02)	$15.42
CoorsTek CY03 Cash EPS Estimates	0.21
CoorsTek CY03 Cash P/E	72.4	x
CoorsTek CY03 Shares Outstanding	12.0
CoorsTek 2003 Operating Expenses	$56.0

Companies	Current(a) Price	Current(a) Equity Val.	Debt	Cash	Debt / LTM EBITDA		Cost of Debt (b)	Break Even Price	Accretion / (Dilution)		Synergies to Break Even		Synergies to Break Even as % CRTK 2003 Op. Expenses
									at $21.00	at $25.00	at $21.00	at $25.00	at $21.00	at $25.00

Advanced Materials Competitors
Kyocera	$57.15	$10,574.4	$1,625.1	$2,641.4	1.4	x	2.0%	$17.75	(0.1)%	(0.2)%	$0.8	$1.7	1.4%	3.1%
MG Technologies AG	7.13	1,379.2	0.0	390.3	0.0		4.0%	8.87	(1.4)%	(1.9)%	5.8	7.7	10.4%	13.8%
Morgan Crucible	0.85	197.1	405.3	409.3	3.2		7.0%	5.07	(42.1)%	(52.7)%	13.4	16.7	23.9%	29.9%
Saint Gobain	26.43	9,142.3	9,751.2	1,333.2	2.2		2.0%	17.75	(0.0)%	(0.1)%	0.8	1.7	1.4%	3.1%

Semiconductor Capital Equipment
Advanced Energy Industries	$12.63	$407.2	$235.6	$189.0	NM		7.0%	$5.07	NM	NM	$13.4	$16.7	23.9%	29.9%
MKS Instruments	13.99	717.1	28.9	113.2	NM		7.0%	5.07	NM	NM	13.4	16.7	23.9%	29.9%

Large Cap EMS Companies
Celestica	$14.91	$3,479.3	$861.6	$1,848.3	1.6	x	4.0%	$8.87	(1.7)%	(2.3)%	$5.8	$7.7	10.4%	13.8%
Flextronics	8.83	4,609.6	1,155.0	499.2	1.8		4.0%	8.87	(1.2)%	(1.6)%	5.8	7.7	10.4%	13.8%
Jabil	16.85	3,369.1	363.4	640.7	1.2		4.0%	8.87	(2.1)%	(2.8)%	5.8	7.7	10.4%	13.8%
Sanmina — SCI	2.99	1,569.1	2,241.2	1,163.7	5.8		4.0%	8.87	(5.5)%	(7.3)%	5.8	7.7	10.4%	13.8%
Solectron	3.05	2,516.2	3,826.9	2,014.4	13.3		4.0%	8.87	(10.4)%	(13.9)%	5.8	7.7	10.4%	13.8%

Mid Cap EMS Companies
Benchmark	$26.10	$648.5	$148.7	$237.6	1.1	x	4.0%	$8.87	(8.9)%	(11.8)%	$5.8	$7.7	10.4%	13.8%
Plexus Corp.	11.25	479.9	27.0	116.4	0.7		4.0%	8.87	(35.1)%	(46.7)%	5.8	7.7	10.4%	13.8%

Source: Public company filings and Wall Street research.

Note:  Excludes impact of transaction costs.  Assumes incremental tax rate of 40%.

(a)  As of November 11, 2002.

(b)  BAS estimate for illustrative purposes.

Ability to Pay Analysis for Potential Strategic Partners

Due to limited near term earnings, a stock transaction will generally be dilutive in the first year

($ in millions, except per share)
CoorsTek Price Before Offer (11/11/02)	$15.42
CoorsTek CY03 Cash EPS Estimates	0.21
CoorsTek CY03 Cash P/E	72.4	x
CoorsTek CY03 Shares Outstanding	12.0
CoorsTek 2003 Operating Expenses	$56.0

Companies	Current(a) Price	Current(a) Equity Val.	Cash EPS Estimates	Current P/E		Accretion / (Dilution)		Synergies to Break Even		Synergies to Break Even as % CRTK 2003 Op. Expenses
						at $21.00	at $25.00	at $21.00	at $25.00	at $21.00	at $25.00

Advanced Materials Competitors
Kyocera	$57.15	$10,574.4	$2.30	24.8	x	(1.7)%	(2.1)%	$12.6	$15.9	22.6%	28.4%
MG Technologies AG	7.13	1,379.2	1.25	5.7		(14.6)%	(17.0)%	69.4	83.4	124.0%	149.0%
Morgan Crucible	0.85	197.1	0.08	10.3		(50.2)%	(55.0)%	36.3	44.1	64.9%	78.8%
Saint Gobain	26.43	9,142.3	3.76	7.0		(2.5)%	(3.0)%	55.4	66.8	99.0%	119.3%

Semiconductor Capital Equipment
Advanced Energy Industries	$12.63	$407.2	$(0.50)	NM		NM	NM	NM	NM	NM	NM
MKS Instruments	13.99	717.1	(0.13)	NM		NM	NM	NM	NM	NM	NM

Large Cap EMS Companies
Celestica	$14.91	$3,479.3	$0.84	17.8	x	(5.4)%	(6.6)%	$19.4	$23.9	34.7%	42.7%
Flextronics	8.83	4,609.6	0.54	16.4		(4.2)%	(5.1)%	21.4	26.3	38.3%	47.0%
Jabil	16.85	3,369.1	0.83	20.3		(5.5)%	(6.7)%	16.4	20.4	29.4%	36.4%
Sanmina — SCI	2.99	1,569.1	0.12	24.9		(10.2)%	(12.5)%	12.6	15.8	22.5%	28.2%
Solectron	3.05	2,516.2	0.04	76.3		(2.0)%	(3.7)%	1.2	2.3	2.2%	4.1%

Mid Cap EMS Companies
Benchmark	$26.10	$648.5	$1.54	16.9	x	(22.7)%	(26.5)%	$20.5	$25.2	36.7%	45.1%
Plexus Corp.	11.25	479.9	0.23	48.9		(17.2)%	(22.3)%	4.3	6.0	7.7%	10.7%

Source: Public company filings and Wall Street research.

Note:  Excludes impact of transaction costs.  Assumes incremental tax rate of 40%.

(a) As of November 11, 2002.

Potential Financial Sponsor

Tier I Partners

Tier II Partners